Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Sales of $101.9 million, Net Loss of $(0.08) per diluted share

Separately Announces Definitive Agreement to Combine with FullBeauty in a Merger of Equals

CANTON, Mass., December 11, 2025 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and footwear, today reported operating results for the third quarter of fiscal 2025.

Third Quarter Financial Highlights

•
Total sales for the third quarter were $101.9 million, down 5.2% from $107.5 million in the third quarter of fiscal 2024. Comparable sales for the third quarter of fiscal 2025 decreased 7.4% as compared to the third quarter of fiscal 2024.
•
Net loss was $(4.1) million, or $(0.08) per diluted share, for the third quarter, as compared to a net loss of $(1.8) million, or $(0.03) per diluted share, for the third quarter of fiscal 2024.
•
Adjusted EBITDA (a non-GAAP measure) for the third quarter was $(2.0) million as compared to $1.0 million for the third quarter of fiscal 2024.
•
Total cash and investments were $27.0 million at November 1, 2025, as compared to $43.0 million at November 2, 2024, with no outstanding debt for either period. The decrease in cash and investments includes $13.1 million on capital spent over the past 12 months for new store development and $3.3 million of shares repurchased during the fourth quarter of fiscal 2024.
•
As previously reported, during the third quarter of fiscal 2025, the Company extended its credit facility through August 13, 2030, providing access to up to $100 million of future borrowing capacity.

Management’s Comments

“Since the start of the fiscal year, we have pursued three critically important strategic initiatives to address ongoing volatility, evolving consumer dynamics, and challenges specific to the Big +Tall retail sector: assortment, our proprietary FiTMAP® technology, and promotions. We believe these strategic initiatives will better position the Company’s return to growth and enhance value for our shareholders,” said Harvey Kanter, President and CEO.

“Our sales results continue to reflect a big and tall customer who is not shopping as frequently or spending as much money with DXL as we have seen in prior years. There has been a discernable shift in customer preference towards entry level price points and private brands, which compels us to extend and evolve our core assortment to provide a greater selection of our private and value-driven brands. In addition, we are also accelerating the roll out of our FiTMAP scanning technology to additional stores, which allows us to build a deeper level of engagement with our customers. FiTMAP scanning uniquely positions DXL to more rapidly help consumers respond to GLP-1 medications which are transforming their lives. As weight loss journeys accelerate, customers’ needs are shifting - sizes are changing, confidence is growing, and shopping habits are evolving. DXL is embracing that journey using tools like FiTMAP.”

“Despite the dynamic consumer environment, we are confident in our regimented process, structure and discipline that sets us up for greater success when we return to growth. As noted, this discipline has been key in guiding our marketing and promotional strategies, enabling us to make dynamic, real-time adjustments to our assortment. Our operating regimen has maintained solid merchandise margins while proactively managing our inventory to a healthy position for the holiday season. We have been aggressively pivoting our sourcing strategy to diversify away from high tariff countries, negotiate better cost sharing with vendors, and value engineer product cost savings. We are also conducting a comprehensive review of our pricing across all private brands.”

“Our strategic priorities are supported through strong positions in cash, investments, debt, merchandise margins and inventory. We are ending the quarter with $27.0 million in cash and investments, no debt, merchandise margins that only decreased by 30 basis points from last year’s third quarter and an inventory position that is down 4.6% from last year's third quarter, and importantly, is down over 30% from 2019,” Mr. Kanter concluded.

Strategic Priorities:

Assortment

Over the course of the next two years, we are strategically shifting our assortment to prioritize private brands, which deliver consistent fit, the flexibility to balance trend-right fashion with core essentials and stronger margins. To support this focus, we are reducing investment in underperforming national brands, which will drive higher profitability and enable us to leverage strategic promotions to fuel customer acquisition and sales growth. Our intent is to grow private brand sales penetration from 57% at the start of fiscal 2025 to greater than 60% in 2026 and to greater than 65% in 2027. We are confident that with the strength of our assortment, enhanced storytelling, and strategic marketing efforts, we can drive greater customer loyalty and position our private brands as a primary reason customers choose DXL.

FiTMAP

Over the past three years, we have been working with and testing a proprietary FiTMAP® Sizing Technology for which we have an exclusive license for Big + Tall men until 2030. This innovative, contactless, digital scanning technology captures 243 unique measurements and offers custom clothing options and a great fit for all our customers. FiTMAP offers a unique experience for our customers, whether selecting from our Ready-to-Wear clothing or opting for custom garments. We are able to provide recommended sizes in all of our private brands, as well as 29 of our national brands. We believe this technology will enhance customer engagement, attract new customers and further establish DXL as a technology leader in men's big + tall apparel. To date, we have scanned over 30,000 customers. At the end of the third quarter of fiscal 2025, FiTMAP was in 88 DXL retail locations, and as of the end of September 2025, the technology is available on our mobile app, providing our customers with the ability to self-scan. We plan to expand to another 100 stores in the first half of fiscal 2026.

Promotional Strategy

We have continued to reframe our promotional strategy around a more disciplined, strategic framework that prioritizes relevance, competitiveness, and a stronger perception of value. Our customer has been telling us that we need to create greater levels of value, and our go-forward approach treats promotions like a managed category, with a clear and deliberate intent around timing, product focus, and purpose to drive sales, engagement, and brand equity. We continue to drive our positioning to maximize the return on every markdown dollar, better align with strategic imperatives, and precisely target specific customer cohorts.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2025 were $101.9 million, as compared to $107.5 million for the third quarter of fiscal 2024. The decrease in total sales was primarily attributable to a decrease in comparable sales for the third quarter of 7.4%, partially offset by an increase in non-comparable sales from new stores. Comparable sales were down 6.7% in August, down 9.3% in September, and down 5.8% in October, which was a slight improvement from the first half of fiscal 2025.

The third quarter comparable sales decrease of 7.4% consisted of a comparable sales decrease of 5.2% from stores and a comparable sales decrease of 13.1% from our direct business. The decrease in traffic continued to be the primary driver for the decrease in comparable sales. While conversion rate was up slightly, our dollars per transaction were down, partly due to the shift in product mix toward more value-driven merchandise, as our customers continue to be price sensitive due to reduced discretionary spending.

While we have seen positive results from our loyalty program, Price Match Guarantee, FiTMAP, and our Heroes discounts, our total active customer file has continued to be under pressure as customers are spending less and shopping less frequently in the current environment.

Comparable sales through the first five weeks of the fourth quarter of fiscal 2025 were down 5.7%, which is an improvement in trend over the third quarter of fiscal 2025.

Gross Margin

For the third quarter of fiscal 2025, our gross margin rate, inclusive of occupancy costs, was 42.7% as compared to a gross margin rate of 45.1% for the third quarter of fiscal 2024.

Our gross margin rate decreased by 240 basis points, which was driven by an increase of 210 basis points in occupancy costs, as a percentage of sales, due to the deleveraging from lower sales and increased rents from new stores and lease extensions. Merchandise margin for the third quarter decreased by 30 basis points, as compared to the third quarter of fiscal 2024, primarily due to the impact of tariffs and increased markdown activity and promotional offers associated with our marketing initiatives. These increased costs were partially offset by an improvement in merchandise margins as a result of a shift in product mix toward our private brand merchandise.

There remains significant volatility with respect to evolving trade policies and the enactment of additional tariffs globally. Through vendor negotiations, sourcing diversification and cost mitigation programs, we have and will continue to take proactive measures to mitigate the impact of tariffs and trade restrictions on our business and our customers. Given the volatility that currently exists around these trade discussions, it is difficult to determine the potential impact that these tariffs may have on our financial results. However, if currently enacted rates remain in effect throughout the remainder of the fiscal year, and no new tariffs are added, we estimate that the impact of tariffs on gross margin for fiscal 2025 will be approximately $2.0 million. For the third quarter and first nine months of fiscal 2025, the impact of tariffs on merchandise margins was estimated to be approximately 60 basis points and 25 basis points as a percentage of sales, respectively.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2025 were 44.7% as compared to 44.1% for the third quarter of fiscal 2024.

On a dollar basis, SG&A expenses decreased by $1.9 million as compared to the third quarter of fiscal 2024. The decrease was primarily due to a decrease in supporting payroll costs and incentive-based compensation.

Marketing costs were 6.0% of sales for the third quarter of fiscal 2025 as compared to 5.7% of sales for the third quarter of fiscal 2024. For fiscal 2025, marketing costs are expected to be approximately 6.0% of sales.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 25.2% of sales in the third quarter of fiscal 2025 as compared to 24.2% of sales in the third quarter of fiscal 2024. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 19.5% of sales in the third quarter of fiscal 2025 as compared to 19.9% of sales in the third quarter of fiscal 2024.

Interest Income, Net

Net interest income for the third quarter of fiscal 2025 was $0.1 million as compared to $0.6 million for the third quarter of fiscal 2024. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. The decrease in interest income was primarily due to the decrease in the average balance of investments during the first nine months of fiscal 2025 as compared to the prior year period. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our income tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the third quarter of fiscal 2025, the Company's effective tax rate was 26.1% as compared to an effective tax rate of 9.2% for the third quarter of fiscal 2024. The effective tax rate for the first nine months of fiscal 2025 reflects an annual effective tax rate estimate of 18.3%, net of discrete items and the impact of permanent book-to-tax differences as well as the impact of adjustments to our net operating losses reflected in our recently filed tax returns.

Net Loss

For the third quarter of fiscal 2025, net loss was $4.1 million, or $(0.08) per diluted share, as compared to a net loss for the third quarter of fiscal 2024 of $1.8 million, or $(0.03) per diluted share. The decrease in earnings for the third quarter of fiscal 2025 was driven primarily by the decrease in sales.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the third quarter of fiscal 2025 was $(2.0) million, as compared to $1.0 million for the third quarter of fiscal 2024.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2025 was $(3.2) million as compared to $12.5 million for the first nine months of fiscal 2024. The decrease in cash flow from operations was primarily due to a decrease in earnings as well as the timing of other working capital.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $(10.9) million for the first nine months of fiscal 2025 as compared to $2.5 million for the first nine months of fiscal 2024.

Free cash flow, a non-GAAP measure, was $(20.2) million for the first nine months of fiscal 2025 as compared to $(7.0) million for the first nine months of fiscal 2024.

	For the Nine Months Ended
(in millions)	November 1, 2025	November 2, 2024
Cash flow from operating activities (GAAP basis)	$(3.2)	$12.5
Capital expenditures, excluding store development	(7.7)	(10.0)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(10.9)	$2.5
Capital expenditures for store development	(9.3)	(9.4)
Free Cash Flow (non-GAAP basis)	$(20.2)	$(7.0)

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of November 1, 2025, we had cash and investments of $27.0 million as compared to $43.0 million as of November 2, 2024, with no outstanding debt in either period. The decrease in cash and investments at November 1, 2025 as compared to November 2, 2024 included $13.1 million on capital spent over the past 12 months for new store development and $3.3 million of shares repurchased during the fourth quarter of fiscal 2024. We did not have any borrowings under our credit facility during either period and, as of November 1, 2025, the availability under our credit facility was $73.6 million, as compared to $78.1 million as of November 2, 2024. Availability under our credit facility is primarily driven by our available inventory.

During the third quarter of fiscal 2025, we amended our credit facility to extend the maturity of the facility from October 28, 2026 to August 13, 2030. In connection with the amendment, we also reduced the size of the credit facility from $125.0 million to $100.0 million to more closely align the credit facility with the Company's lower inventory levels. The Company's availability under the credit facility did not materially change as a result of the amendment.

As of November 1, 2025, our inventory decreased $4.1 million to $85.0 million, as compared to $89.1 million as of November 2, 2024. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending, while at the same time, accelerating certain receipts to minimize the impact of tariffs. At November 1, 2025, our clearance inventory was 10.0% of our total inventory, as compared to 9.2% at November 2, 2024. Our inventory position is healthy, and our clearance levels are in line with our benchmark of 10%. Our inventory turnover rate has improved by over 30% from fiscal 2019.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2022 through the end of the third quarter of fiscal 2025:

	At November 1, 2025		Year End 2024		Year End 2023		Year End 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	258	1,853	247	1,795	232	1,725	218	1,663
DXL outlets	17	84	15	76	15	76	16	80
CMXL retail	6	18	8	25	17	55	28	92
CMXL outlets	15	44	18	53	19	57	19	57
Total	296	1,999	288	1,949	283	1,913	281	1,892

During the first nine months of fiscal 2025, we opened eight new DXL stores, converted two Casual Male XL retail stores and one Casual Male XL outlet to DXL retail stores and two Casual Male XL outlets to DXL outlets. We expect our capital expenditures for fiscal 2025 to range from $17.0 million to $19.0 million, net of tenant incentives.

Digital Commerce Information

We distribute our national brands and private brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the third quarter of fiscal 2025, our direct sales were $27.3 million, or 26.8% of sales, as compared to $31.3 million, or 29.1% of sales, in the third quarter of fiscal 2024. The decrease in direct sales was driven primarily by a decrease in online traffic.

Merger of Equals with FullBeauty

In a separate press release issued today, DXL announced that it has reached a definitive agreement to combine in a merger of equals with FullBeauty Brands, a one-stop destination for great fitting, quality, on-trend and size-inclusive apparel. The transaction is expected to close in the first half of fiscal 2026, subject to customary closing conditions and approval by DXL shareholders. Details regarding the transaction can be found at https://investor.dxl.com.

Conference Call

The Company will hold a conference call to discuss the combination with FullBeauty and review its financial results on Thursday, December 11, 2025 at 5:00 p.m. ET. An investor presentation with additional details on the transaction can be found at https://investor.dxl.com.

To participate in the live webcast, please pre-register at:

https://register-conf.media-server.com/register/BI179eabc9adaa4a199a67a98e41c452cd

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/d66e7hkn. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain) and accrual for estimated non-recurring legal settlement costs, if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that our strategic initiatives will better position the Company’s return to growth and enhance value for our shareholders; our belief that our sales results continue to reflect a big and tall customer who is not shopping as frequently or spending as much money with DXL as we have seen in prior years, our belief that there has been a discernable shift in customer preference towards entry level price points and private brands; we will be able to extend and evolve our core assortment to provide a greater selection of our private and value-driven brands; we will be able to take a disciplined and targeted approach to our promotional strategy; we will be able to establish a strategic framework that prioritizes relevance, competitiveness, and a stronger perception of value; our belief that we remain oriented towards selectively and strategically adding promotion to drive sales growth; our confidence that our regimented process, structure and discipline sets us up for greater success when we return to growth; our belief that our strategic priorities are supported through strong positions in cash, investments, debt, merchandise margins and inventory; our belief that because we own and design our private brand merchandise we are able to better control the margins than with our national designer brands; our belief that our targeted promotions will drive greater incremental sales growth; our belief that the actions we are taking will directly address ongoing consumer sector and macro challenges; our belief that we are leaning into our relationships with our vendors and suppliers around the world and are working hard to mitigate the impact of those tariffs; we will be able to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending, while at the same time, accelerating certain receipts to minimize the impact of tariffs; our belief that our broad and measured actions taken will ultimately improve our results and move the business forward; our belief that the impact of current tariffs on our financial results for fiscal 2025 could negatively impact gross margin by approximately $2.0 million; our belief that we are now better positioned to maximize the return on every markdown dollar, are better aligned with strategic imperatives, and are precisely targeting specific customer cohorts; our expectation that over the course of the next two years, we will be strategically shifting our assortment to prioritize private brands, which deliver consistent fit, the flexibility to balance trend-right fashion with core essentials and stronger margins; our belief that in support of this focus, our reduction of investment in underperforming national brands will drive higher profitability and enable us to leverage strategic promotions to fuel customer acquisition and sales growth; our belief that we will be able to grow our private brand sales penetration from 57% at the start of fiscal 2025 to greater than 60% in 2026 and to greater than 65% in 2027; our belief that we can drive greater customer loyalty and position our private brands as a primary reason customers choose DXL; our belief that the FiTMAP technology will enhance customer engagement, attract new customers and establish DXL as a technology leader in men’s big + tall apparel; our belief that we can expand FiTMAP to an additional 100 stores by the end of the first half of fiscal 2026; our expectation that the announced merger with FullBeauty will close during the first half of fiscal 2026, subject to customary closing conditions and approval by DXL shareholders; expected marketing costs and expected capital expenditures in fiscal 2025; and our ability to manage inventory.

The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2025, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Sales	$101,879	$107,503	$322,917	$347,812
Cost of goods sold including occupancy	58,345	59,064	179,618	183,520
Gross profit	43,534	48,439	143,299	164,292

Expenses:
Selling, general and administrative	45,491	47,409	140,538	148,594
Depreciation and amortization	3,762	3,569	11,274	10,232
Total expenses	49,253	50,978	151,812	158,826

Operating income (loss)	(5,719)	(2,539)	(8,513)	5,466

Interest income, net	141	552	625	1,673

Income (loss) before provision (benefit) for income taxes	(5,578)	(1,987)	(7,888)	7,139
Provision (benefit) for income taxes	(1,458)	(182)	(1,564)	2,768

Net income (loss)	$(4,120)	$(1,805)	$(6,324)	$4,371

Net income (loss) per share:
Basic	$(0.08)	$(0.03)	$(0.12)	$0.08
Diluted	$(0.08)	$(0.03)	$(0.12)	$0.07

Weighted-average number of common shares outstanding:
Basic	54,343	57,135	53,920	57,801
Diluted	54,343	57,135	53,920	60,642

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
November 1, 2025, February 1, 2025 and November 2, 2024
(In thousands)
(unaudited)

	November 1,	February 1,	November 2,
	2025	2025	2024
ASSETS

Cash and cash equivalents	$14,594	$11,901	$7,108
Short-term investments	12,424	36,516	35,851
Inventories	85,040	75,486	89,139
Other current assets	8,467	7,984	8,159
Property and equipment, net	59,817	56,982	51,988
Operating lease right-of-use assets	198,303	171,084	167,814
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	20,975	19,343	19,609
Other assets	769	509	503
Total assets	$401,539	$380,955	$381,321

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$28,296	$24,344	$28,013
Accrued expenses and other liabilities	22,754	30,773	26,728
Operating leases	213,285	184,615	181,124
Stockholders' equity	137,204	141,223	145,456
Total liabilities and stockholders' equity	$401,539	$380,955	$381,321

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
(in millions)
Net income (loss) (GAAP basis)	$(4.1)	$(1.8)	$(6.3)	$4.4
Add back:
Provision (benefit) for income taxes	(1.5)	(0.2)	(1.6)	2.8
Interest income, net	(0.1)	(0.6)	(0.6)	(1.7)
Depreciation and amortization	3.8	3.6	11.3	10.2
Adjusted EBITDA (non-GAAP basis)	$(2.0)	$1.0	$2.8	$15.7

Sales	$101.9	$107.5	$322.9	$347.8
Adjusted EBITDA margin (non-GAAP basis), as a percentage of sales	(1.9%)	1.0%	0.9%	4.5%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the Nine Months Ended
(in millions)	November 1, 2025	November 2, 2024
Cash flow from operating activities (GAAP basis)	$(3.2)	$12.5
Capital expenditures, excluding store development	(7.7)	(10.0)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(10.9)	$2.5
Capital expenditures for store development	(9.3)	(9.4)
Free Cash Flow (non-GAAP basis)	$(20.2)	$(7.0)